UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2013
GMX RESOURCES INC.
(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Benham Place
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
(Address of principal executive offices and zip code)

(405) 600-0711
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01    OTHER EVENTS
GMXR's Senior Secured Second-Priority Notes due 2018 have a quarterly interest payment due the second day of March, June, September and December. Interest on the notes accrues at 9.0% per annum. GMXR has an option to pay the interest in cash or in shares of our common stock. GMXR has elected to pay the interest payment due March 2, 2013 in shares of our common stock provided, the number of shares of our common stock issuable shall not exceed 604,216 shares. If the number of shares of common stock issuable as interest would exceed 604,216 shares, we will pay any additional interest amount payable in cash. The record date for this interest payment is February 16, 2013. The number of shares of common stock to be issued will be calculated as the quotient of (a) the difference between the total amount of such interest payment and the amount of such interest payment paid in cash, divided by (b) the product of (x) 0.75 times (y) the per share volume-weighted average price of the common stock for each of the 10 consecutive trading days ending on, and including, the trading day immediately preceding the relevant interest payment date. If we were to pay this interest payment entirely in cash, the aggregate amount of cash would be approximately $2.1 million. If we were to pay this interest payment entirely in shares of common stock, the aggregate fair market value of the shares would be approximately $2.8 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMX RESOURCES INC.
Date: February 1, 2013	By: Name: Title:	/s/ James A. Merrill James A. Merrill Chief Financial Officer